Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Victor J. Haddock-Morales	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Announces Senior Leadership Changes

- Organizational alignment with integrated healthcare delivery strategy -

SAN JUAN, Puerto Rico – September 15, 2021 – Triple-S Management Corporation (NYSE: GTS), a leading healthcare services company in Puerto Rico, today announced several leadership changes as it accelerates implementation of its integrated healthcare strategy.

Juan Serrano, currently Chief Strategy Officer & Healthcare Delivery, Executive Vice President, has been named Chief Strategy Officer, head of Healthcare Delivery, and President of the Managed Care Division.  Ivelisse Fernandez, currently head of Marketing and Communications, has been named Chief Growth & Customer Experience Officer. After a distinguished 30-year career in healthcare and finance, Madeline Hernández-Urquiza, President of Triple-S Salud and Triple-S Advantage, will retire.

As part of the planned transition, Ms. Hernández-Urquiza will remain at the company until the end of October to ensure a smooth and orderly transition as Triple-S evolves its organizational structure.

“Since Madeline returned to Triple-S more than a decade ago, her leadership and wealth of healthcare, financial and operational expertise has been critical in reorganizing Triple-S Advantage and successfully turning it into one of the market leaders in Puerto Rico,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer. “She has been a key member of our team and her contributions throughout our organization are vast.  We wish her the best as she enjoys her well-deserved retirement.”

“I am proud of all our accomplishments at Triple-S Salud and Triple-S Advantage over the last decade, that have resulted in Triple-S again being the premier insurance and managed care brand in Puerto Rico,” said Ms. Hernández-Urquiza. “It has been my privilege to work with Bobby and such an incredible team at our managed care segment to lay the groundwork for the next chapter of Triple-S’s growth.  I look forward to aiding my successors to ensure a smooth transition, and believe the best is yet to come for our members and all of our stakeholders.”

Mr. Garcia-Rodriguez added, “Madeline is handing over the reins to two seasoned and proven industry leaders. Juan, a 30-year veteran, and Ivelisse, with 25 years of experience, bring to their new roles a deep understanding of the needs of our community and strong commitment to the integrated healthcare delivery model that will provide more affordable, effective and inclusive health solutions for our communities.”

Mr. Serrano and Ms. Fernandez will assume their new roles effective immediately.  They will continue to report to Mr. Garcia-Rodriguez.

About Triple-S Management Corporation

Triple-S Management, a health services company, serves more than 1 million customers in Puerto Rico, which represents nearly one-third of the island’s population. With over 60 years of experience, it is the premier insurance and managed care brand, with the largest customer base and broadest provider networks on the island. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, Costa Rica, the British Virgin Islands and Anguilla, and offers a broad portfolio of managed care and related products in the commercial, Medicare Advantage and Medicaid segments. Triple-S Management is also a well-known brand in the life insurance and property and casualty insurance segments in Puerto Rico, with strong customer relationships and a significant market share. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities and reserves
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers and government agencies consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.